EXCLUSIVE LICENSE AGREEMENT

BETWEEN

THE JOHNS HOPKINS UNIVERSITY

&

ROSETTA GENOMICS LTD

JHU Ref: # - 4950

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into by and between THE JOHNS HOPKINS UNIVERSITY, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 (“JHU”) and Rosetta Genomics Ltd., an Israeli corporation having an address at 10 Plaut St. Rehovot (“Company”), with respect to the following:

RECITALS

WHEREAS, as a center for research and education, JHU is interested in licensing PATENT RIGHTS (hereinafter defined) in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new processes, but is without capacity to commercially develop, manufacture, and distribute any such products or processes; and

WHEREAS, a valuable invention(s) entitled "Discovery of Human miRNAs and Their Evaluation with a Dicer KO" (JHU Ref. 4950) was developed during the course of research conducted at JHU by Drs. Jordan Cummins, Victor Velculescu, Kenneth Kinzler and Bert Vogelstein (all hereinafter, "Inventors"). Dr. Vogelstein is an employee of Howard Hughes Medical Institute (hereinafter “HHMI”); and

WHEREAS, JHU has acquired through assignment all rights, title and interest, with the exception of certain retained rights by the United States Government and HHMI, in its interest in said valuable inventions; and

WHEREAS, Company desires to obtain certain exclusive rights in such inventions as herein provided to research, commercially develop, manufacture, produce, commercialize, use, import, sell and distribute products and processes based upon or embodying said valuable inventions throughout the world;

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

All references to particular Exhibits, Articles or Paragraphs shall mean the Exhibits to, and Paragraphs and Articles of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1 "AFFILIATED COMPANY" as used herein in either singular or plural shall mean any corporation, company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with Company. For purposes of this Paragraph 1.1, control shall mean the ability to direct the activities of the relevant entity, and shall include without limitation direct or indirect (i) ownership of at least fifty percent (50%) of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possession of the power to elect or appoint at least fifty percent (50%) of the members of the governing body of the organization or other entity.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

1.2 “EFFECTIVE DATE" of this License Agreement shall mean the date the last party hereto has executed this Agreement.

1.3 "EXCLUSIVE LICENSE" shall mean the exclusive grant by JHU to Company of its entire right and interest in the PATENT RIGHTS subject to rights retained by the United States Government, if any, in accordance with the Bayh-Dole Act of 1980 (established by P.L. 96-517 and amended by P.L. 98-620, codified at 35 USC § 200 et. seq. and implemented according to 37 CFR Part 401), and subject to the retained right of JHU and HHMI to make, have made, provide and use for their and The Johns Hopkins Health Systems' purposes LICENSED PRODUCT(S), including the ability to distribute any biological material disclosed and/or claimed in PATENT RIGHTS for non-commercial and nonprofit academic research use to non-commercial entities as is customary in the scientific community.

1.4 "LICENSED PRODUCT(S)" as used herein in either singular or plural shall mean any process or method, material, compositions, drug, or other product or service, the manufacture, use, provision or sale of which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a VALID CLAIM of PATENT RIGHTS relating to a nucleic acid sequence (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

1.5 "NET SALES" shall mean gross sales revenues and fees billed by Company and AFFILIATED COMPANY from the sale of LICENSED PRODUCT(S) less (i) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (ii) amounts repaid or credited by reason of price adjustment, recall rejection or return; and (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a LICENSED PRODUCTS, (iv) rebates and chargebacks, including without limitation rebates to governmental or managed care organizations; and (v) amounts received in respect of packing, freight, shipping and insurance charges applicable to the LICENSED PRODUCTS sold.

If a LICENSED PRODUCT is sold or provided as part of a combination, then:

(i) In the event that Company or an AFFILIATED COMPANY sells or provides for any non-therapeutic purpose a LICENSED PRODUCT, which LICENSED PRODUCT (i) is a nucleic acid sequence that is a LICENSED PRODUCT or (ii) is designed to detect or modulate a nucleic acid sequence that is a LICENSED PRODUCT, in combination with another nucleic acid sequence which is not a LICENSED PRODUCT or is designed to detect or modulate another nucleic acid sequence which is not a LICENSED PRODUCT (“Other Sequence”), the NET SALES for purposes of royalty payments shall be calculated by [***]. However, in no event shall any such credit be applied to reduce the amount payable hereunder in respect of any such LICENSED PRODUCT to less than [***] percent ([***]%) of that amount which would otherwise have been paid or payable to JHU in respect thereof in accordance with the terms of the Agreement and prior to any credit for Other Sequences available under this paragraph;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

(ii) In the event that Company or an AFFILIATED COMPANY sells, in a particular country during a particular year, a LICENSED PRODUCT for therapeutic purposes in combination with a therapeutic product which is not a LICENSED PRODUCT and when combined with a LICENSED PRODUCT specifically enhances the activity and/or efficacy of the LICENSED PRODUCT and/or acts synergistically with the LICENSED PRODUCT (“Other Items”), the NET SALES for purposes of royalty payments shall be calculated as follows:

(a)  If all LICENSED PRODUCTS and Other Items contained in the combination are available separately in the particular country during such year, the NET SALES for purposes of royalty payments will be calculated by [***] is the [***] in the [***] in the [***] is the s[***] in the [***] in the [***].

(b) If the combination includes Other Items which are not sold separately in the particular country during such year (but all LICENSED PRODUCTS contained in the combination are available separately in the particular country during such year), the NET SALES for purposes of royalty payments will be calculated by [***].

(c) If the LICENSED PRODUCTS contained in the combination are not sold separately, the parties agree to negotiate a reduction in the royalty rate to reflect the fair value that the LICENSED PRODUCT attributed to the overall product sold, but in no event shall the royalty rates be reduced by greater than [***] percent ([***]%).

The term "Other Items" does not include solvents, diluents, carriers, excipients, buffers or the like used in formulating a product; however,

(iii) In no event shall Company apply the credit in both paragraphs (i) and (ii) above to the same sale of a LICENSED PRODUCT.

1.6 "PATENT RIGHTS" shall mean the (i) U.S. patent application Serial No. 60/ , filed on ______________, and assigned to JHU entitled “Discovery of Human miRNAs and Their Evaluation with a Dicer KO” and the invention disclosed and claimed therein, (ii) all continuations, divisions, and reissues based thereon, (iii) claims of continuation-in-part applications directed to subject matter specifically described in (i), (iv) any corresponding foreign patent applications, and (v) any U.S. patents, or foreign patents issuing, granted or registered on any of (i) through (iv).

1.7 “ROYALTY TERM” shall mean, with respect to each LICENSED PRODUCT in each country, the period during which there is a VALID CLAIM.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

1.8 “SUBLICENSEE(S)” as used herein in either singular or plural shall mean any person or entity other than an AFFILIATED COMPANY to which Company has granted a sublicense to some or all of the rights granted to COMPANY under this Agreement.

1.9 “VALID CLAIM” shall mean either: (a) a claim of an issued and unexpired patent included within the PATENT RIGHTS which has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reexamination, reissue, disclaimer or otherwise; or (b) a claim of a pending patent application included within the PATENT RIGHTS, which claim has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application, and has been pending for less than six (6) years from the date such claim was filed in a first national filing non-provisional patent application in the country of interest and has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), or (iv) abandoned.

ARTICLE 2
LICENSE GRANT

2.1 Grant. Subject to the terms and conditions of this Agreement, JHU hereby grants to Company an EXCLUSIVE LICENSE to make, have made, manufacture, provide, use, import, commercialize, distribute, offer for sale and sell the LICENSED PRODUCT(S) in the United States and worldwide under the PATENT RIGHTS. This Grant shall apply to the Company and any AFFILIATED COMPANY, except that any AFFILIATED COMPANY shall not have the right to grant a sublicense to others as set forth in Paragraph 2.2 below. If any AFFILIATED COMPANY exercises rights under this Agreement, such AFFILIATED COMPANY shall be bound by all terms and conditions of this Agreement, including but not limited to indemnity and insurance provisions and royalty payments, which shall apply to the exercise of the rights, to the same extent as would apply had this Agreement been directly between JHU and the AFFILIATED COMPANY. In addition, Company shall remain fully liable to JHU for all acts and obligations of AFFILIATED COMPANY such that acts of the AFFILIATED COMPANY shall be considered acts of the Company.

2.2 Sublicense. Company may sublicense to others under this Agreement subject to the terms and conditions of this Paragraph 2.2. As a condition to its validity and enforceability, each sublicense agreement shall: (a) incorporate by reference the terms and conditions of this Agreement, (b) be consistent with the terms, conditions and limitations of this Agreement, (c) name JHU and HHMI as an intended third party beneficiaries of the obligations of SUBLICENSEE without imposition of obligation or liability on the part of JHU, HHMI or their Inventors to the SUBLICENSEE, and (d) specifically incorporate Paragraphs 6.2 “Representations by JHU”, 7.1 “Indemnification”, 10.1 “Use of Name”, 10.4 “Product Liability” into the body of the sublicense agreement, and cause the terms used in therein to have the same meaning as in this Agreement. Company shall promptly provide to JHU each sublicense agreement, executed by both Company and SUBLICENSEE. To the extent that any terms, conditions or limitations of any sublicense agreement are inconsistent with this Agreement, those terms, conditions and limitations are null and void against JHU and HHMI.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

2.3  Government Rights. The United States Government may have acquired a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the inventions described in PATENT RIGHTS throughout the world. The rights granted herein are additionally subject to: (i) the requirement that any LICENSED PRODUCT(S) produced for use or sale within the United States shall be substantially manufactured in the United States (unless a waiver under 35 USC § 204 or equivalent is granted by the appropriate United States government agency), (ii) the right of the United States government to require JHU, or its licensees, including Company, to grant sublicenses to responsible applicants on reasonable terms when necessary to fulfill health or safety needs, and, (iii) other rights acquired by the United States government under the laws and regulations applicable to the grant/contract award under which the inventions were made.

ARTICLE 3
FEES, ROYALTIES, & PAYMENTS

3.1 License Fee. Company shall pay to JHU within [***] of the EFFECTIVE DATE of this Agreement a license fee as set forth in Exhibit A. JHU will not submit an invoice for the license fee, which is nonrefundable and shall not be credited against royalties or other fees.

3.2  Minimum Annual Royalties. Company shall pay to JHU minimum annual royalties as set forth in Exhibit A. Such minimum annual royalties shall be due, without invoice from JHU, within [***] of each anniversary of the EFFECTIVE DATE beginning with the first anniversary until the expiration of the ROYALTY TERM. Running royalties accrued under Paragraph 3.3 and paid to JHU during the one year period preceding an anniversary of the EFFECTIVE DATE shall be credited against the minimum annual royalties due on that anniversary date.

3.3 Running Royalties. Company shall pay to JHU a running royalty as set forth in Exhibit A, for each LICENSED PRODUCT(S) sold or provided by Company and AFFILIATED COMPANIES, based on NET SALES during the ROYALTY TERM. Such payments shall be made quarterly.

The royalties, and other amounts payable by Company to JHU pursuant to this Agreement (“Payments”) shall be reduced [***] applicable to such Payments, and are to be remitted [***], such that the actual maximum payment by the Company hereunder shall not exceed the amounts or the rates provided herein. JHU shall be responsible for paying [***]. If applicable laws require that [***], the Company shall (a) [***] amount, (b) [***], and (c) [***] therefor, and such other information as may be necessary [***].

In the event any LICENSED PRODUCT shall be sold by Company to an AFFILIATED COMPANY, by an AFFILIATED COMPANY to Company, or among AFFILIATED COMPANIES for subsequent resale to an unaffiliated third party, then the royalty due hereunder shall be based upon [***] unaffiliated third party purchaser of such LICENSED PRODUCT.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

In the event that non-monetary consideration is received by Company or AFFILIATED COMPANIES from the sale of LICENSED PRODUCT in an arms-length transaction, [***] for such sale.

In the event that (i) Company or an AFFILIATED COMPANY is required to make payment of royalties to non-AFFILIATES in order to obtain a license or similar rights from such non-AFFILIATES, in the absence of which license or rights Company could not make, use or sell a LICENSED PRODUCT and which rights are (in the reasonable opinion of Company’s counsel) necessary in order for Company to make, use or sell LICENSED PRODUCTS, and (ii) the total royalty burden on Company required to make, use or sell a LICENSED PRODUCT exceeds [***] percent ([***]%), then the royalty rate to be applied hereunder shall be calculated by the following:

Adjusted JHU Royalty = [***]% x [***]

[***]. However, in no event shall any such adjustment reduce the royalty rate hereunder in respect of any such Licensed Product to less than [***] percent ([***]%).

3.4 Royalty Floor. In no event shall any credits or royalty adjustments be applied to reduce the amount payable to JHU in respect of any LICENSED PRODUCT to less than [***] percent ([***]%) of NET SALES, where the definition of NET SALES for the purposes of this Paragraph 3.4 is limited to the first paragraph of Paragraph 1.5.

3.5 Sublicense Consideration. Company shall pay to JHU a percentage of consideration received for sublicenses under this Agreement as set forth in Exhibit A. This sublicense consideration shall be due, without the need for invoice from JHU, within [***] of the effective date of each sublicense agreement (running royalties shall be paid quarterly). Such consideration shall mean consideration of any kind received by the Company or AFFILIATED COMPANIES from a SUBLICENSEE(S) for the grant of a sublicense under this Agreement, such as upfront fees, milestone fees, running royalties on LICENSED PRODUCTS and including any premium paid by the SUBLICENSEE(S) over Fair Market Value for stock of the Company or an AFFILIATED COMPANY in consideration for such sublicense. However, not included in such sublicense consideration are amounts paid to the Company or an AFFILIATED COMPANY by the SUBLICENSEE(S) for [***], each pursuant to a [***], or amounts paid by a SUBLICENSEE to [***]. The term "Fair Market Value" shall mean the average price that the stock in question is publicly trading at for twenty (20) trading days prior to the announcement of its purchase by the SUBLICENSEE(S) or if the stock is not publicly traded, the value of such stock as determined by the higher of (i) the most recent private financing through a financial investor (an entity whose sole interest in the Company or AFFILIATED COMPANY is financial) of the Company or AFFILIATED COMPANY that issued the shares, and at Company’s option and expense (ii) the independent valuation by an accounting or other financial services firm mutually acceptable to JHU and Company.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

3.6 Patent Reimbursement. In accordance with Paragraph 4.1 below, Company will reimburse JHU, within thirty (30) days of the receipt of an invoice from JHU, for all costs associated with the preparation, filing, maintenance, and prosecution of PATENT RIGHTS incurred by JHU subsequent to the EFFECTIVE DATE of this Agreement.

3.7 Form of Payment. All payments under this Agreement shall be made in U.S. Dollars. Checks are to be made payable to “The Johns Hopkins University". Wire transfers may be made through:

Bank of America
NY, NY

Johns Hopkins University Central Lockbox
Transit/Routing/ABA number: 026009593
SWIFT code: BOFAUS3N
CHIPS ABA number: None
Account Number: 003936830516
Type of account: Depository
Reference: JHU Tech Transfer
(JHU REF. 4950)
Attn: Financial Manager

Company shall be responsible for any and all costs associated with wire transfers.

3.8 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the [***] following the due date thereof, calculated at the annual rate of the sum of (a) [***] percent ([***]%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of JHU to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Paragraph 9.2.

3.9 Invoicing and Receipts. Company may at their option and expense provide along with any payment to JHU a receipt for such payment along with a self-addressed, postage paid envelope. If such payment is correct and processed by JHU, JHU shall promptly sign and return such receipt to Company.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

ARTICLE 4
PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

4.1 Prosecution & Maintenance. JHU, at Company's expense (except as provided below), and following reasonable consultation with Company (as provided below), shall file, prosecute and maintain all patents and patent applications specified under PATENT RIGHTS and, subject to the terms and conditions of this Agreement, Company shall be licensed thereunder. Title to all such patents and patent applications shall reside in JHU. JHU shall have full and complete control over all patent matters in connection therewith under the PATENT RIGHTS, provided however, that JHU shall (a) cause its patent counsel to timely copy Company on all official actions and written correspondence with any patent office, and (b) allow Company an opportunity to comment and advise JHU. JHU shall consider and reasonably incorporate all comments and advice provided by Company. By concurrent written notification to JHU and its patent counsel at least thirty (30) days in advance (or later at JHU’s discretion) of any filing or response deadline, or fee due date, Company may elect not to have a patent application filed in any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent, provided that Company pays for all costs incurred up to the date of JHU’s receipt of such notification. Failure to provide such notification can be considered by JHU to be Company’s authorization to proceed with the relevant filing at Company’s expense. Upon such notification, JHU may file, prosecute, and/or maintain such patent applications or patent at its own expense and for its own benefit, and any rights or license granted hereunder held by Company, AFFILIATED COMPANIES or SUBLICENSEE(S) relating to the PATENT RIGHTS which comprise the subject of such patent applications or patent and/or apply to the particular country, shall terminate.

4.2 Notification.  Each party will notify the other promptly in writing when any infringement by a third party is uncovered or suspected.

4.3 Infringement. Company shall have the first right, but not the obligation, to enforce any patent within PATENT RIGHTS against any infringement or alleged infringement thereof, and shall at all times keep JHU informed as to the status thereof. Before Company commences an action with respect to any infringement of such patents, Company shall give careful consideration to the views of JHU and to potential effects on the public interest in making its decision whether or not to sue. Thereafter, Company may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Paragraph 4.5. However, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of JHU, which consent shall not be unreasonably withheld. This right to sue for infringement shall not be used in an arbitrary or capricious manner. JHU shall reasonably cooperate in any such litigation at Company's expense, including the joining of JHU and its AFFILIATED COMPANIES as a party to such action, as may be required by the law of the particular forum where enforcement is being sought.

If Company elects not to enforce any patent within the PATENT RIGHTS, then it shall so notify JHU in writing within ninety (90) days of receiving notice that an infringement exists, and JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

4.4 Patent Invalidity Suit. If a declaratory judgment action is brought naming Company as a defendant and alleging invalidity of any of the PATENT RIGHTS, JHU may elect to take over the sole defense of the action at its own expense. Company shall cooperate fully with JHU in connection with any such action.

4.5 Recovery. Any recovery by Company under Paragraph 4.3 shall be deemed to reflect loss of commercial sales, and Company shall pay to JHU [***] percent ([***]%) of the recovery net of all reasonable costs and expenses associated with each suit or settlement. If the cost and expenses exceed the recovery, then [***] of the excess shall be credited against royalties payable by Company to JHU hereunder in connection with sales of LICENSED PRODUCT covered in the PATENT RIGHTS which are the subject of the infringement suit, in the country of such legal proceedings, provided, however, that any such credit under this Paragraph shall not exceed [***] percent ([***]%) of the royalties otherwise payable to JHU with regard to sales in the country of such action in any one calendar year, with any excess credit being carried forward to future calendar years.

ARTICLE 5
OBLIGATIONS OF THE PARTIES

5.1 Reports. Company shall provide to JHU the following written reports according to the following schedules, all of which shall be treated as Confidential Information of the Company.

(a) Company shall provide quarterly Royalty Reports, substantially in the format of Exhibit B and due within [***] of the end of each calendar quarter following the first commercial sale of a LICENSED PRODUCT. Royalty Reports shall disclose the amount of LICENSED PRODUCT(S) sold, the total NET SALES of such LICENSED PRODUCT(S), and the running royalties due to JHU as a result of NET SALES by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) thereof. Payment of any such royalties due shall accompany such Royalty Reports.

(b) Until Company, an AFFILIATED COMPANY or a SUBLICENSEE(S) has achieved a first commercial sale of a LICENSED PRODUCT or LICENSED SERVICE, or received FDA market approval, Company shall provide semiannual Diligence Reports, due within [***] of the end of every June and December following the EFFECTIVE DATE of this Agreement. These Diligence Reports shall describe Company's, AFFILIATED COMPANIES or any SUBLICENSEE(S)'s technical efforts towards meeting its obligations under the terms of this Agreement.

(c) Company shall provide Annual Reports within [***] of the end of every December following the EFFECTIVE DATE of this Agreement. Annual Reports shall include:

(i) evidence of insurance as required under Paragraph 10.4, or, a statement of why such insurance is not currently required, and
(ii) identification of all AFFILIATED COMPANIES which have exercised rights pursuant to Paragraph 2.1, or, a statement that no AFFILIATED COMPANY has exercised such rights, and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

(iii) notice of all FDA approvals of any LICENSED PRODUCT(S) obtained by COMPANY, AFFILIATED COMPANY or SUBLICENSEE, the patent(s) or patent application(s) licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service, or, in the alternative, a statement that no FDA approvals have been obtained.

5.2 Records. Company shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 5.1, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 5.1. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. Company shall permit the inspection and copying of such records, files and books of account by JHU or its agents during regular business hours upon ten (10) business days' written notice to Company. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be borne by JHU, provided that if any such inspection shall reveal that an underpayment has been made to JHU in the amount equal to [***] percent ([***]%) or more of such payment in any calendar year, such costs shall be borne by Company. As a condition to entering into any such agreement, Company shall include in any agreement with its AFFILIATED COMPANIES or its SUBLICENSEE(S) which permits such party to make, use, sell, provide or import the LICENSED PRODUCT(S), a provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and other information as required in Paragraph 5.1 and permit JHU to inspect such records as required by this Paragraph.

5.3 Diligent Efforts. Company shall exercise commercially reasonable diligent efforts to develop and to introduce the LICENSED PRODUCT(S) into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration or termination of this Agreement, Company shall endeavor to keep LICENSED PRODUCT(S) reasonably available to the public. Company shall also exercise reasonable efforts to develop LICENSED PRODUCT(S) suitable for different indications within the LICENSED FIELD, so that the PATENT RIGHTS can be commercialized as broadly and as speedily as sound and reasonable business practice and judgment would deem practicable.

5.3(a) No Warranty. Subject to Company’s obligations set forth in Section 5.3, for the removal of doubt, nothing contained in this Agreement shall be construed as a warranty by the Company that any development to be carried out as aforesaid will actually achieve its aims or any other results, and the Company makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such development. FURTHERMORE, THE COMPANY DOES NOT ASSUME ANY DUTY OR OBLIGATION TO SUCCEED IN ANY TRIAL, REGISTRATION OR COMMERCIALIZATION OF THE LICENSED PRODUCT(S), NOR DOES THE COMPANY MAKE ANY REPRESENTATION TO THE EFFECT THAT THE COMMERCIALIZATION OF THE LICENSED PRODUCT(S) WILL SUCCEED, OR THAT IT WILL BE ABLE TO SELL THE LICENSED PRODUCT(S) IN ANY QUANTITY.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

5.4 Other Products. After (i) clinical evidence of efficacy or evidence of efficacy in an accepted preclinical animal model, and (ii) a commercially reasonable offer from a potential SUBLICENSEE, is provided in writing by JHU or by another party, to Company on or after three (3) years from the EFFECTIVE DATE, demonstrating the practicality of a particular market or use within the LICENSED FIELD which is not being developed or commercialized by Company, Company shall either provide JHU with a reasonable development plan and start development or attempt to reasonably sublicense the particular market or use to a third party. If within six (6) months of such notification by JHU, Company has not initiated such development efforts or have sublicensed, or then be working diligently to sublicense, that particular market or use, JHU may terminate Company’s license for such particular market or use. This Paragraph 5.4 shall not be applicable if Company reasonably demonstrates to JHU that commercializing such LICENSED PRODUCT(S) or LICENSED SERVICE(S) or granting such a sublicense in said market or use would have a potentially adverse commercial effect upon marketing or sales of the LICENSED PRODUCT(S) developed and being sold by Company.

5.5 Patent Acknowledgement. Company agrees that all packaging containing individual LICENSED PRODUCT(S) sold by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) of Company will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country's patent laws.

ARTICLE 6
REPRESENTATIONS

6.1 Duties of the Parties. JHU is not a commercial organization. It is an institute of research and education. Therefore, JHU has no ability to evaluate the commercial potential of any PATENT RIGHTS or LICENSED PRODUCT or other license or rights granted in this Agreement. It is therefore incumbent upon Company to evaluate the rights and products in question, to examine the materials and information provided by JHU, and to determine for itself the validity of any PATENT RIGHTS, its freedom to operate, and the value of any LICENSED PRODUCTS or other rights granted.

6.2 Representations by JHU. JHU warrants that it has good and marketable title to its interest in the inventions claimed under PATENT RIGHTS with the exception of certain retained rights of the United States Government, which may apply if any part of the JHU research was funded in whole or in part by the United States Government, and HHMI. JHU warrants and represents that it has no knowledge of any legal suit, proceeding or claim of ownership by a third party contesting JHU’s ownership or the validity of the PATENT RIGHTS. JHU does not warrant the validity of any patents or that practice under such patents shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 6.2, COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) AGREE THAT THE PATENT RIGHTS ARE PROVIDED "AS IS", AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. JHU DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS' AND EXPERTS' FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT. COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEE(S) AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT(S) OR AS DEFINED IN THIS AGREEMENT.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

6.3 Corporate Authority. Notwithstanding the foregoing, JHU hereby represents that it has the full power and authority to enter into this Agreement and to convey the rights herein conveyed.

ARTICLE 7
INDEMNIFICATION

7.1 Indemnification. JHU, HHMI and the Inventors will have no legal liability exposure to third parties if JHU does not license the LICENSED PRODUCT(S), and any royalties JHU, HHMI and the Inventors may receive is not adequate compensation for such legal liability exposure. Therefore, JHU requires Company to protect JHU, HHMI and Inventors from such exposure to the same manner and extent to which insurance, if available, would protect JHU, HHMI and Inventors. Furthermore, JHU, HHMI and the Inventors will not, under the provisions of this Agreement or otherwise, have control over the manner in which Company or its AFFILIATED COMPANIES or its SUBLICENSEE(S) or those operating for its account or third parties who purchase LICENSED PRODUCT(S) from any of the foregoing entities, develop, manufacture, market or practice the inventions of LICENSED PRODUCT(S).

(a)  Company, AFFILIATED COMPANY and SUBLICENSEE shall indemnify, defend with counsel reasonably acceptable to JHU, and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, Inventors of PATENT RIGHTS, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JHU or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not JHU or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property. Practice of the inventions covered by LICENSED PRODUCT(S) by an AFFILIATED COMPANY or an agent or a SUBLICENSEE(S) or a third party on behalf of or for the account of Company or by a third party who purchases LICENSED PRODUCT(S) from Company, shall be considered Company's practice of said inventions for purposes of this Paragraph. The obligation of Company to defend and indemnify as set out in this Paragraph 7.1(a) shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an AFFILIATED COMPANY or SUBLICENSEE, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

(b)  HHMI and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”), will be indemnified, defended by counsel acceptable to HHMI, and held harmless by Company, AFFILIATED COMPANY and SUBLICENSEE from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. The obligation of Company to defend and indemnify as set out in this Paragraph 7.1 (b) shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an AFFILIATED COMPANY and SUBLICENSEE, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

ARTICLE 8
CONFIDENTIALITY

8.1 Confidentiality. If necessary, the parties will exchange information, which they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent to the recipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information, and in any event no less than a reasonable degree of care. The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly.

The obligations of this Paragraph shall also apply to AFFILIATED COMPANIES and/or SUBLICENSEE(S) provided such information by Company. JHU's, Company's, AFFILIATED COMPANIES, and SUBLICENSEES' obligations under this Paragraph shall extend until five (5) years after the termination of this Agreement.

8.2 Exceptions. The recipient's obligations under Paragraph 8.1 shall not extend to any part of the information:

a.	that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

b.	that can be demonstrated, from written records to have been in the recipient's possession prior to the date of disclosure; or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

c.	that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

d.	that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party.

e.	that is required to be disclosed by law, government regulation or court order.

Without limiting any of the foregoing, it is understood that either Party or its AFFILIATED COMPANIES may make disclosure of this Agreement and the terms hereof in any filings required by the SEC (or any other securities exchange authority), may file this Agreement as an exhibit to any filing with the SEC (or any other securities exchange authority) and may distribute any such filing in the ordinary course of its business. However, to the maximum extent allowable by SEC (or any other securities authority) rules and regulations, the Parties shall be obligated to maintain the confidentiality obligations set forth herein and shall redact any confidential information set forth in such filings as may be reasonably requested by the disclosing Party.

8.3 Right to Publish. JHU may publish manuscripts, abstracts or the like describing the PATENT RIGHTS and inventions contained therein provided confidential information of Company as defined in Paragraph 8.1, is not included or without first obtaining approval from Company to include such confidential information. Otherwise, JHU and the Inventors shall be free to publish manuscripts and abstracts or the like directed to the work done at JHU related to the licensed technology without prior approval.

ARTICLE 9
TERM & TERMINATION

9.1 Term. The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue, in each country, until the date of expiration of the last to expire patent included within PATENT RIGHTS in that country or if no patents issue then for the ROYALTY TERM.

9.2 Termination By Either Party. This Agreement may be terminated by either party, in the event that the other party (a) files or has filed against it a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors or (b) fails to perform or otherwise breaches any of its material obligations hereunder, if, following the giving of notice by the terminating party of its intent to terminate and stating the grounds therefor, the party receiving such notice shall not have cured the failure or breach within thirty (30) days. In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

9.3 Termination by Company. Company may terminate this Agreement and the license granted herein, for any reason, upon giving JHU ninety (90) days written notice.

9.4 Obligations and Duties upon Termination. If this Agreement is terminated, both parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement. Upon termination, both parties shall cease any further use of the confidential information disclosed to the receiving party by the other party. Termination of this Agreement, for whatever reason, shall not affect any obligation of either party, including payment obligations, which shall have accrued prior to such termination. Termination shall not affect JHU's right to recover unpaid royalties, fees, reimbursement for patent expenses, or other forms of financial compensation incurred prior to termination. Upon termination Company shall submit a final royalty report to JHU and any royalty payments, fees, unreimbursed patent expenses and other financial compensation due JHU shall become immediately payable. Furthermore, upon termination of this Agreement, all rights in and to the licensed technology shall revert immediately to JHU at no cost to JHU. Upon termination of this Agreement, any SUBLICENSEE(S) may become a direct licensee of JHU, provided that JHU’s obligations to SUBLICENSEE(S) are no greater than JHU’s obligations to Company under this Agreement. Company shall provide written notice of such to each SUBLICENSEE(S) with a copy of such notice provided to JHU.

ARTICLE 10
MISCELLANEOUS

10.1 Use of Name. Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall not use the name of the Howard Hughes Medical institute, The Johns Hopkins University or The Johns Hopkins Health System or any of their constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of JHU. Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall allow at least seven (7) business days notice of any proposed public disclosure for JHU's and/or HHMI’s review and comment or to provide written consent. For the purposes of this Paragraph, notice to HHMI should be directed to:

Howard Hughes Medical Institute
4000 Jones Bridge Road
Chevy Chase, Maryland 20815
Attn: Office of the General Counsel

Without limiting any of the foregoing, it is understood that the Company may use the name of the Howard Hughes Medical Institute, The Johns Hopkins University or The Johns Hopkins Health System in any filings as required by the SEC (or any other securities exchange authority), and may distribute any such filing in the ordinary course of its business.

10.2 No Partnership. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

10.3 Notice of Claim. Each party shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement or arising out of the practice of the inventions licensed hereunder.

10.4 Product Liability.  Prior to initial human testing or first commercial sale of any LICENSED PRODUCT(S) in any particular country, Company shall establish and maintain, in each country in which Company, an AFFILIATED COMPANY or SUBLICENSEE(S) shall test or sell LICENSED PRODUCT(S), product liability or other appropriate insurance coverage in the minimum amount of [***] dollars ($[***]) per claim and will annually present evidence to JHU that such coverage is being maintained. Upon JHU's request, Company will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained. JHU and HHMI shall be listed as an additional insureds in Company's said insurance policies. If such Product Liability insurance is underwritten on a ‘claims made’ basis, Company agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

10.5 Governing Law. This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Maryland applicable to contracts solely executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Any disputes between the parties to the Agreement shall be brought in the state or federal courts of Maryland. Both parties agree to waive their right to a jury trial.

10.6 Notice. All notices or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given if transmitted by facsimile with confirmed transmission, mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder. Faxed notices shall be deemed to be received on the first business day following the date of confirmed transmission. Mailed notices shall be deemed to be received on the third business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to Company:	Rosetta Genomics Ltd.
10 Plaut St.
Rehovot, 76706 Israel
Attn: President
Fax: +972 8 948 4766

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

If to JHU:	Technology Transfer
Johns Hopkins University
100 N. Charles Street
5th Floor
Baltimore, MD 21201
Attn: Director
Fax: (410) 516-4411

10.7 Compliance with All Laws. In all activities undertaken pursuant to this Agreement, both JHU and Company covenant and agree that each will in all material respects comply with such Federal, state and local laws and statutes, as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

10.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party, except that either party shall be free to assign this Agreement to an AFFILIATED COMPANY or in connection with any sale of substantially all of its assets without the consent of the other. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

10.9 No Waivers; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties.

10.10 Entire Agreement; Amendment. Company and JHU acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein. It is expressly understood and agreed that (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

10.11 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

10.12 Force Majeure. If either party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement, provided however, that in no event shall such time extend for a period of more than one hundred eighty (180) days.

10.13 Further Assurances. Each party shall, at any time, and from time to time, prior to or after the EFFECTIVE DATE of this Agreement, at reasonable request of the other party, execute and deliver to the other such instruments and documents and shall take such actions as may be required to effectively carry out the terms of this Agreement.

10.14 Survival. All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed after the execution and/or termination hereof, or are prospective in nature, shall survive such execution and/or termination, as the case may be. This shall include Paragraphs 3.7 (Late Payments), 5.2 (Records), and Articles 6, 7, 8, 9, and 10.

10.15 Third Party Beneficiary. HHMI is not a party to this Agreement and has no liability to any licensee, SUBLICENSEE(S) or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of the Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

10.16 Headings. Article headings are for convenient reference and not a part of this Agreement. All Exhibits are incorporated herein by this reference.

10.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

10.18 NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE OR EXEMPLARY DAMAGES, RELATED TO AND/OR CONNECTED WITH THE PERFORMANCE OF THIS AGREEMENT, EVEN IF THE FIRST PARTY IS ADVISED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL NOT APPLY TO A PARTY'S DUTY OF INDEMNIFICATION AGAINST CLAIMS BROUGHT BY THIRD PARTIES.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

IN WITNESS WHEREOF, this Agreement shall take effect as of the EFFECTIVE DATE when it has been executed below by the duly authorized representatives of the parties.

THE JOHNS HOPKINS UNIVERSITY	ROSETTA GENOMICS LTD

/s/ Jill A. Tarzian Sorensen	/s/ Amir Avniel
Jill A. Tarzian Sorensen	Name: Amir Avniel
Executive Director	Title: CEO
Johns Hopkins Technology Transfer	Rosetta Genomics

August 2, 2006	August 2, 2006
(Date)	(Date)

EXHIBIT A. LICENSE FEE & ROYALTIES.
EXHIBIT B. SALES & ROYALTY REPORT FORM.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

EXHIBIT A

LICENSE FEE & ROYALTIES

1. License Fee: The license fee due under Paragraph 3.1 is [***] dollars ($[***]).

2. Minimum Annual Royalties: The minimum annual royalties due on anniversaries of the Effective Date pursuant to Paragraph 3.2:

1st anniversary:	[***] dollars ($[***]).

2nd anniversary:	[***] dollars ($[***]).

3rd anniversary:	[***] dollars ($[***]).

4th anniversary:	[***] dollars ($[***]).

5th anniversary:	[***] dollars ($[***]).

6 th anniversary and thereafter:	[***] dollars ($[***]).

3. Royalties: The running royalty rate payable under Paragraph 3.3 is:

Licensed Product - [***]%

4. Sublicense consideration: The percent sublicense consideration payable under Paragraph 3.5 is:

[***] percent ([***]%) for any sublicense agreement to make, use or sell LICENSED PRODUCTS, and entered into with a sublicensee within [***] after the EFFECTIVE DATE of this Agreement,

[***] percent ([***]%) for any sublicense agreement to make, use or sell LICENSED PRODUCTS, and entered into with a sublicensee more than [***] after the EFFECTIVE DATE but before the second anniversary of the EFFECTIVE DATE, and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

[***] percent ([***]%) for any sublicense agreement to make, use or sell LICENSED PRODUCTS, and entered into with a sublicensee more than [***] after the EFFECTIVE DATE.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

EXHIBIT B

QUARTERLY SALES & ROYALTY REPORT

FOR LICENSE AGREEMENT BETWEEN ROSETTA GENOMICS LTD AND
THE JOHNS HOPKINS UNIVERSITY DATED
___________________________

FOR PERIOD OF ______________ TO ______________

TOTAL ROYALTIES DUE FOR THIS PERIOD $___________

PRODUCT ID	PRODUCT NAME	*JHU REFERENCE	1st COMMERCIAL SALE DATE	TOTAL NET SALES/SERVICES	ROYALTY RATE	AMOUNT DUE

* Please provide the JHU Reference Number or Patent Reference

This report format is to be used to report quarterly royalty statements to JHU. It should be placed on Company letterhead and accompany any royalty payments due for the reporting period. This report shall be submitted even if no sales are reported.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.